Exhibit 99.4

Talking Points for AMN Healthcare Client Representatives

Was There an Acquisition Made by AMN Healthcare?

On July 28, 2010, AMN Healthcare entered into an agreement to acquire Medfinders, a leading national provider of clinical workforce managed services programs and healthcare staffing. Medfinders has multiple brands through which it provides travel nurse and allied staffing, per diem nurse staffing, locum tenens, physician search and home health services. You might be most familiar with their larger brands of Nursefinders , Linde, Resources on Call and Club Staffing.

Why Are You Acquiring Medfinders?

Bringing together the experience of both companies will provide AMN Healthcare with the ability to provide more quality clinicians and broader solutions to our clients. It will expand our capabilities into areas we don’t currently serve such as per diem and home health. At the same time, Medfinders’ clients will also have expanded access to our Physician Retained Search and Recruitment Process Outsourcing capabilities.

What Does This Mean for my Account Management through AMN?

We hope to be able to help you and our other clients reach more of your patient care, quality and cost goals as a result of this strategic acquisition. Throughout this acquisition process and beyond, we will continue to provide you with the same high-quality, personalized service you have come to expect from AMN Healthcare. We do not expect to change your account management representative. We know that trust and the depth of your relationships is important to you.

Will I have Access to More Services or Healthcare Professionals?

The combined capabilities of AMN Healthcare and Medfinders will give you access to more candidates and enable us to be a more innovative partner with you. We will have more details about services and solutions for our clients once the acquisition is complete.

How Can I Learn More About This?

You can visit the AMN Healthcare Web site to read the news release about the definitive agreement. We also have an archived investor call about the agreement, which is accessible via our Investor page on the AMN Healthcare Web site.

What are the Next Steps?

The transaction is expected to close August 31, 2010, and will be subject to the customary closing conditions and regulatory approvals. Until closing, AMN and Medfinders will continue to function as two separate entities. We will communicate more information to you and all of our clients in the coming weeks as it becomes available.

In the meantime, we are conducting business as usual and want to do everything possible to meet your current and future needs. How can I help in that capacity?

Who Would a Client speak with if they have More Questions?

For additional questions you are not able to assist with, refer the client to: Ralph Henderson, Nursing and Allied Division President at 866-871-8519 or via email at Ralph.henderson@amnhealthcare.com.

For AMN Employees only. This is not for external distribution. Please note:

Important Information

AMN Healthcare intends to file a proxy statement and other relevant materials with the SEC to obtain shareholder approval of (i) the convertibility of the preferred stock to be issued to Medfinders’ shareholders in the acquisition into shares of AMN Healthcare common stock and (ii) the voting rights of such preferred stock (the “Stockholder Approval”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE STOCKHOLDER APPROVAL. The proxy statement, any amendments or supplements to the proxy statement and other relevant documents filed by AMN Healthcare with the SEC will be available free of charge through the web site maintained by the SEC at www.sec.gov or by calling the SEC at telephone number 1-800-SEC-0330. Free copies of these documents may also be obtained from AMN Healthcare’s website at www.amnhealthcare.com or by writing to: AMN Healthcare Services, Inc., 12400 High Bluff Drive, Suite 100, San Diego, California 92130, Attention: Investor Relations.

AMN Healthcare and its directors and executive officers are deemed to be participants in the solicitation of proxies from the stockholders of AMN Healthcare in connection with the Stockholder Approval. Information regarding AMN Healthcare’s directors and executive officers is included in AMN Healthcare’s definitive proxy statement for its 2010 annual meeting of stockholders held on April 14, 2010, which was filed with the SEC on March 12, 2010. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement to be filed in connection with the Stockholder Approval.